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                             EMPLOYMENT AGREEMENT
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     THIS AGREEMENT, made this 1st day of June, 1997, is by and between Rudi
Weekers (herinafter "Employee") and Euro Bio-Pharm Holdings B.V., with a registered office at Parnassusweg 126, 1076AT Amsterdam, The Netherlands (hereinafter "Employer").

     WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer; and

     WHEREAS, both parties wish to define and clarify all terms and conditions of the employment relationship; and

     WHEREAS, both parties wish to avoid any disputes over any terms and conditions of the employment relationship, and to insure that any such disputes are resolved expeditiously and inexpensively through arbitration instead of litigation; and

     NOW THEREFORE, INTENDING TO BE LEGALLY BOUND, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

     1.    Position.  Employer agrees to employ Employee in the position of
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President, International CRO.  Employee shall perform such duties and accept all responsibilities incidental to and commensurate with his position with Employer or as may be assigned to him by Employer. Employee shall cooperate fully with his Employer and not perform any duties or responsibilities which would in any manner, directly or indirectly, limit or affect the ability of Employee to perform the duties and responsibilities assigned to Employee by Employer.

     Employee agrees to devote his entire skills and knowledge to Employer. During the term of this Agreement and his employment with Employer, Employee shall not undertake, directly or indirectly, any paid or unpaid secondary activities for any firm, institution or company, whether as an employee, consultant or in any other manner, without the prior written approval of the Employer. Breach of this provision is a basis for termination of the Employee's employment for cause.

     It is understood by Employee and Employer that in order for Employee to carry out his responsibilities as President, International CRO that Employee is expected to allocate his time and energy between and among various countries and operations where Employee and its affiliates operate, including Germany, France and the United Kingdom. Employee agrees and consents to being named a Director of the Employer.

     2.   Remuneration.  Employer agrees that for performing his duties and
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responsibilities, it will pay Employee a base salary of DM 425,000 (four hundred and twenty five thousand deutsche marks) per year, less any applicable withholdings or deductions, with annual merit increases as mutually agreed to by Employee and Employer (the "base salary"). Employee will also be eligible for annual bonus and stock option awards according to the applicable bonus and option plan for management employees (the "Plan"), which Plan may be changed from year to year at the
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discretion of the Employer. The Plan for 1997 contains a maximum bonus of 22.5%
of the base salary of Employee if all criteria and goals are met for the calendar year.

     Employee agrees and acknowledges that, consistent with his international responsibilities, Employee's remuneration may be allocated among the entities and countries in and for which Employee performs services pursuant to this Agreement, and that Employee may be responsible for filing tax returns and paying taxes in such countries.

     3.   Options.   If approved by the Board of Directors, Employee shall be
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entitled to receive options for 75,000 shares of stock of IBAH, Inc., the parent corporation of the Employer ("IBAH"), effective the date of the next scheduled meeting of the Board of Directors of IBAH. Employer will endeavor to grant such options in the most tax effective method permissable under the applicable plan documents and local law.

     4.   Transportation.  Employee shall be entitled to a receive a company car
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equivalent to a BMW 528e class or a car allowance to cover the expenses associated with leasing an equivalent car.

     5.   Vacation.  Employee shall be entitled to vacation as per the statutory
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requirements in Belgium.  Employee shall plan his vacation in coordination with the remaining members of the Employer's management team in a way that shall not affect the interests of the Employer.

     In case Employee cannot take his vacation in total or in part during any calendar year, he may use his vacation during the first three months of the next consecutive calendar year. Vacation of the preceding year shall be forfeited on March 31 of the following calendar year.

     6.   Additional Benefits.  In addition to the remuneration set forth above,
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Employee shall be entitled to participate in any of the Employer's standard benefit policies or plans, including the pension plan, according to their terms. These policies and plans may be modified or terminated from time to time by the Employer, but not retroactively. The written terms of the policies or plans shall govern any questions of eligibility, coverage or duration of coverage.

     In addition to the Employer's standard benefit plans and policies, Employee shall be entitled to receive up to an additional DM 3,408 per year to cover the cost of a private life insurance policy of Employee.

     7.   Relocation.  Employee shall be entitled to receive up to three months
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rent, at a rate of DM 2,090 per month, for his apartment in Germany, if required, with the understanding that Employee agrees to terminate the lease of that apartment as soon as practicable. Employee shall also be entitled to receive reimbursement from Employer for documented reasonable and customary costs of moving household goods to Belgium from Germany.

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     Employer will pay the reasonable, documented costs of professional advice required by Employee for his annual tax filings, provided that Employee hires the tax advisors used by the Employer, unless the Employer approves in writing the consultation with another advisor.

     8.   Term and Termination.  The effective date of this Agreement is June 1,
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1997 (the "Effective Date").   This Agreement shall continue for an
indeterminate period of time.

     Either party may terminate this Agreement at any time, with effect as of the end of a calendar quarter, by giving six months prior written notice.

     Without any notice being required, the employment shall terminate at the end of the month during which the Employee shall attain age sixty-five (65).

     In the case of a notice of termination, Employer shall be entitled to release the Employee from his duties to render comparable services for Employer, while continuing to pay his contractual remuneration through the end of the applicable notice period. Such period of release shall be offset from the Employee's pro rata vacation entitlement.

     Any such release shall not affect or in any way diminish the obligations of the Employee under this Agreement.

     The right to terminate the Employee's employment immediately for cause shall not be affected by the provisions above. Should a termination for cause be legally invalid, it shall be regarded as an ordinary notice of termination with effect to the earliest possible date.

     9.   No Prior Restriction.  Employee warrants that he is not restricted by
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any restrictive covenant or confidentiality agreement from any prior employment from performing all of the duties required by this Agreement. Should a prior employer assert that Employee is so restricted, the Employee shall indemnify, defend, and hold harmless the Employer from any reasonable attorneys' fees or costs incurred in defending such claims and any damages resulting either from final judgment or reasonable settlement of any such claims.

     10.  Covenant Not to Compete.  For a period of 12 months after the
          -----------------------
termination of this Agreement, the Employee shall not render any services to any contract research organization ("CRO") or company in competition to Employer's business activities in any part of the territory in which the International CRO of Employer operates (the "Territory") or in competition to the business activities of any subsidiary or division of Employer in the Territory, whether as an agent, employee, consultant or in any other manner, and he shall not run a respective enterprise on his own or participate in such an enterprise. This obligation of the Employee shall be related to any such competitive activities in the Territory. It is also understood and agreed that the provisions of this section shall not prevent Employee from undertaking future responsibilities as a regular, full-time employee of a pharmaceutical company engaged in research and development, manufacturing, marketing and sales or licensing of its own proprietary products, but not in a CRO, directly or

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through any subsidiary or division.

     The parties hereto agree that any rights and duties of Employer under this non-competition agreement may be transferred to any subsidiary or division of Employer.

     11.  Confidentiality.  Employee will not at any time, whether during or
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after the termination of his employment, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business, or finances of the Employer or any of the affiliates of Employer. Confidential information or trade secrets includes, but is not limited to, operating procedures, salary structure/compensation information, pricing strategies, investigator lists, budgets and other related data, computer software, databases and programming, data files, client lists and related information, financial information and projections, inventions, know-how, products, services, techniques and any other information which, if divulged to a third party could have an adverse impact on the Employer or its affiliates, or on any third party to which the Employer or its affiliates owes a confidentiality obligation, except as may be required in the ordinary course of performing his duties as an employee of the Employer.

     Further, Employee understands that client companies disclose confidential information to the Employer and that the Employer agrees, in writing, to maintain the confidentiality of this information. Employee will not at any time, whether during or after the termination of his employment, reveal to any person or entity any trade secrets or confidential information concerning the organization, business or finances of any third party or client to which the Employer owes a confidentiality obligation.

     12.  Developments.  If at any time or times during his employment, the
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Employee (either alone or with others) makes, conceives, creates, discovers, invents or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, whether or not patentable or registrable under copyright, trademark or similar statutes (including but not limited to the Semiconductor Chip Protection Act or subject to analogous protection) (herein called "Developments") that (a) relates to the business of the Employer or any customer of or supplier to the Employer or any of the products or services being developed, manufactured or sold by the Employer or which may be used in relation therewith, (b) results from tasks assigned me by the Employer or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Employer and its assigns, as "work made for hire" or otherwise, and Employee shall promptly disclose to the Employer (or any persons designated by it) each such Development and, as may be necessary to ensure the Employer's ownership of such Developments, Employee hereby assign any rights (including, but not limited to, any copyrights and trademarks) he may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Employer.

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     Employee will, during his employment and at any time thereafter, at the request and cost of the Employer, promptly sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

          (a) to apply for, obtain, register and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

          (b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

     In the event the Employer is unable, after reasonable effort, to secure his signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of the physical or mental incapacity of Employee or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Employee.

     13.  Debarment.  Employee represents that he has never been (i) debarred or
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convicted of a crime for which a person can be debarred  by the U.S. Food and
Drug Administration ("FDA") under 21 U.S.C. '335a ('"335a") or by any other regulatory agency nor (ii) threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person can be debarred by the FDA under '335a or by any other regulatory agency. Employee will promptly notify the Employer in the event of any such debarment, conviction, threat or indictment occurring during the term of his employment with Employer.

     14.  Arbitration of Disputes.  Any claims based on this Agreement shall be
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raised in writing with the Employer within a period of six months after (i) the due date of such claims or (ii) the termination of this employment, whichever first occurs.

     All disputes arising out of or concerning the interpretation or application of this Agreement, including without being limited to any claims that the application of this Agreement or the termination of the employment relationship established by this Agreement violates any federal, state, or local law, regulation, or ordinance shall be resolved timely and exclusively by arbitration pursuant to the rules of the American Arbitration Association, except as provided below. Arbitration must be demanded within thirty (30) days of the rejection of any claim raised with the Employer pursuant to this section. The arbitration opinion and award shall be final and binding on the parties and enforceable by any court of competent jurisdiction. The parties shall share equally

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all costs of arbitration excepting their own attorneys fees (unless and to the extent ordered by the arbitrator(s) to pay the attorneys' fees of prevailing party).

     The parties recognize that this paragraph means that certain claims will be tried before an impartial arbitrator or panel of arbitrators instead of before a court and/or a jury, but desire the many benefits of arbitration over court proceedings, including speed of resolution, lower costs and fees,and more flexible rules of evidence. The arbitrator or arbitrators duly selected pursuant to the AAA Rules shall have the same power and authority to order any remedy for violation of a statute, regulation, or ordinance, as a court would have; and shall have the same power to order discovery as a U.S. federal district court has under the U.S. Federal Rules of Civil Procedure.

     This clause is intended by the parties to be enforceable under the U.S. Federal Arbitration Act. Should it be determined by any court of competent jurisdiction that the Act does not apply, then it shall be enforceable under the arbitration statute of the Commonwealth of Pennsylvania.

     15.  Employer Property.  All documents and other materials made, compiled
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by or made available to Employee during the course of his employment and all copies thereof in any form, whether or not they contain confidential information, are and shall be the exclusive property of the Employer and shall be returned/delivered to the Employer immediately upon termination of his employment.

     16.  Direct Court Access.  Notwithstanding Section 14 above, the Employer
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may proceed directly to any court of competent jurisdiction should the Employee breach Sections 10,11,12 or 15 above and that breach cause irreparable injury to the Employer.

     17.  Integration/Modification.  This Agreement constitutes the entire
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integrated agreement between the parties, and supersedes any prior or contemporaneous letters, statements, representations, warranties, understandings or inducements of any kind. This Agreement may be modified only by a writing signed by the parties and stating that it modified this Agreement.

     18.  Severability/Survival.  Should any paragraph or portion thereof be
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found illegal or unenforceable to any extent or degree by any court of competent jurisdiction, this shall not effect the validity and enforceability of the remaining paragraphs hereof. The obligations of Sections

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9,10,11,12,14,15 and 16 of this Agreement shall survive and continue even after the termination of the employment or this Agreement.

Euro Bio-Pharm Holdings B.V.



By:  /s/ Geraldine A. Henwood                /s/ Rudi Weekers
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    Geraldine A. Henwood                    Rudi Weekers
    Managing Director

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